As filed with the U.S. Securities and Exchange Commission on November 30, 2012

Securities Act File No. 333-181649

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933 ☒

Pre-Effective Amendment No. ☐

Post-Effective Amendment No. 1 ☒

(Check appropriate box or boxes)

Morgan Stanley Focus Growth Fund

(Exact Name of Registrant as Specified in Charter)

522 Fifth Avenue
New York, New York 10036

(Address of Principal Executive Offices: (Number, Street, City, State, Zip Code))

(212) 296-6970

(Area Code and Telephone Number)

Stefanie V. Chang Yu, Esq.
Morgan Stanley Investment Management Inc.
522 Fifth Avenue
New York, New York 10036

(Name and Address of Agent for Service)

Copy to:

Carl Frischling, Esq. Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036	Stuart M. Strauss, Esq. Dechert LLP 1095 Avenue of the Americas New York, New York 10036

It is proposed that this filing will become effective immediately pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

No filing fee is required because an indefinite number of shares of beneficial interest of Morgan Stanley Focus Growth Fund have previously been registered pursuant to Rule 24f-2 under the Investment Company Act of 1940.

EXPLANATORY NOTE

The Parts A and B of Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-14 (File No. 333-181649), filed with the Securities and Exchange Commission (the “SEC”) on July 23, 2012, are incorporated herein by reference. The definitive versions of Parts A and B were filed with the SEC on July 23, 2012 pursuant to Rule 497(j) under the Securities Act of 1933, as amended.

This Post-Effective Amendment is being filed solely for the purpose of filing (i) the final agreement and plan of reorganization as Exhibit No. (4) and (ii) the final tax opinion as Exhibit No. (12) to this Registration Statement on Form N-14.

PART C. OTHER INFORMATION

ITEM 15. INDEMNIFICATION

The response to this item is incorporated herein by reference to Exhibits 1 and 2 under Item 16 below and by reference to Item 30 of the Fund’s Post-Effective Amendment No. 41 to its Registration Statement on Form N-1A dated April 24, 2012 (File Nos. 2-66269; 811-2978).

ITEM 16. EXHIBITS

(1) (a)

Declaration of Trust of the Registrant, dated April 6, 1987, is incorporated by reference to Exhibit 1 of Post-Effective Amendment No. 19 to the Registration Statement on Form N-1A, filed on February 23, 1996.

(b)

Instrument Establishing and Designating Additional Classes of Shares, dated July 28, 1997, is incorporated by reference to Exhibit 1 of Post-Effective Amendment No. 21 to the Registration Statement on Form N-1A, filed on July 21, 1997.

(c)

Amendment to the Declaration of Trust, dated June 22, 1998, of the Registrant is incorporated by reference to Exhibit 1 of Post-Effective Amendment No. 23 to the Registration Statement on Form N-1A, filed on February 24, 1999.

(d)

Amendment to the Declaration of Trust of the Registrant, dated June 18, 2001, is incorporated by reference to Exhibit 1(d) of Post-Effective Amendment No. 26 to the Registration Statement on Form N-1A, filed on February 28, 2002.

(e)

Amendment to the Declaration of Trust of the Registrant (changing the name of the Fund from Morgan Stanley Dean Witter American Value Fund to Morgan Stanley Dean Witter American Opportunities Fund), dated April 26, 1999, is incorporated herein by reference to Exhibit (a)(5) of Post-Effective Amendment No. 36 to the Registration Statement on Form N-1A, filed on April 28, 2009.

(f)

Amendment to the Declaration of Trust of the Registrant (changing the name of the Fund from Morgan Stanley Dean Witter American Opportunities Fund to Morgan Stanley Focus Growth Fund), dated July 3, 2006, is incorporated herein by reference to Exhibit (a)(6) of Post-Effective Amendment No. 36 to the Registration Statement on Form N-1A, filed on April 28, 2009.

(g)

Instrument Establishing and Designating Additional Classes (with respect to Class R and Class W shares), dated December 31, 2007, incorporated herein by reference to Exhibit (a)(8) of Post-Effective Amendment No. 31 to the Registration Statement on Form N-1A, filed on January 27, 2009.

(h)

Amendment to the Declaration of Trust of the Registrant (changing Class D to Class I), dated March 31, 2008, is incorporated herein by reference to Exhibit (a)(7) of Post-Effective Amendment No. 36 to the Registration Statement on Form N-1A, filed on April 28, 2009.

(i)

Amendment to the Declaration of Trust of the Registrant (with respect to the change of Resident Agent), dated December 8, 2011, is incorporated herein by reference to Exhibit (a)(9) of Post-Effective Amendment No. 41 to the Registration Statement on Form N-1A, filed on April 24, 2012

(2)

Amended and Restated By-Laws of the Registrant, dated February 27, 2008, is incorporated herein by reference to Exhibit (b) of Post-Effective Amendment No. 35 to the Registration Statement on Form N-1A, filed on April 28, 2008.

(3)	Not applicable.

(4)	Agreement and Plan of Reorganization, is filed herewith.

(5)	Not applicable.

(6)

Investment Advisory Agreement between the Registrant and Morgan Stanley Investment Management Inc., dated July 31, 2011, is incorporated herein by reference to Exhibit (d) of Post-Effective Amendment No. 25 to the Registration Statement on Form N-1A of Morgan Stanley Limited Duration U.S. Government Trust, filed on September 28, 2011.

(7)(a)

Distribution Agreement between the Registrant and Morgan Stanley Distribution, Inc., dated July 31, 2011, is incorporated herein by reference to Exhibit (e)(1) of Post-Effective Amendment No. 25 to the Registration Statement on Form N-1A of Morgan Stanley Limited Duration U.S. Government Trust, filed on September 28, 2011.

(b)

Selected Dealer Agreement between Morgan Stanley Distributors Inc. and Morgan Stanley DW Inc., is incorporated herein by reference to Exhibit (e)(2) of Post-Effective Amendment No. 4 to the Registration Statement on Form N-1A, of Morgan Stanley Fundamental Value Fund, filed on January 25, 2006.

(c)

Addendum No. 1 to the Selected Dealer Agreement is incorporated herein by reference to Exhibit (e)(3) of Post-Effective Amendment No. 24 to the Registration Statement on Form N-1A of Morgan Stanley Strategist Fund, filed on September 26, 2007.

(d)

First Amendment to Addendum No. 1 to the Selected Dealer Agreement, dated February 15, 2008, is incorporated herein by reference to Exhibit (e)(4) of Post-Effective Amendment No. 19 to the Registration Statement on Form N-1A of Morgan Stanley Limited Term Municipal Trust, filed on July 25, 2008.

(e)

Form of Dealer Agreement is incorporated herein by reference to Exhibit (e)(3) of Post-Effective Amendment No. 10 to the Registration Statement on Form N-1A of Morgan Stanley Aggressive Equity Fund, filed on November 22, 2006.

(8)

Second Amended and Restated Retirement Plan for Non-Interested Trustees or Directors, dated May 8, 1997,is incorporated by reference to Exhibit 6 of Post-Effective Amendment No. 24 to the Registration Statement on Form N-1A, filed on April 27, 2000.

(9)(a)

Custody Agreement between Registrant and State Street Bank and Trust Company, is incorporated by reference to Exhibit (g) to Post-Effective Amendment No. 109 to the Registration Statement on Form N-1A of Morgan Stanley Institutional Fund, Inc. filed on June 26, 2012.

(b)

Data Access Services Agreement between the Registrant and State Street Bank and Trust Company, dated March 7, 2008, is incorporated herein by reference to Exhibit (g)(2) of Post-Effective Amendment No. 24 to the Registration Statement on Form N-1A of Morgan Stanley Limited Duration U.S. Government Trust, filed on September 30, 2010.

(10) (a)

Amended and Restated Plan of Distribution, Pursuant to Rule 12b-1, dated July 31, 2011, is incorporated herein by reference to Exhibit (m)(1) of Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A of Morgan Stanley Global Strategist Fund, filed on November 23, 2011.

(b)

Plan of Distribution, Pursuant to Rule 12b-1, with respect to Class R and Class W shares, dated July 31, 2011, is incorporated herein by reference to Exhibit (m)(2) of Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A of Morgan Stanley Global Strategist Fund, filed on November 23, 2011.

(c)

Shareholder Services Plan, with respect to Class R and Class W, dated July 31, 2011, is incorporated herein by reference to Exhibit (m)(3) of Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A of Morgan Stanley Global Strategist Fund, filed on November 23, 2011.

(d)

Amended and Restated Multi-Class Plan pursuant to Rule 18f-3, dated July 31, 2011, is incorporated herein by reference to Exhibit (n) of Post-Effective Amendment No. 30 to the Registration Statement on Form N-1A of Morgan Stanley Global Strategist Fund, filed on November 23, 2011.

(11) (a)	Opinion and Consent of Dechert LLP, is incorporated herein by reference to Exhibit 11(a) to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 filed on July 23, 2012.

(12)	Opinion of Dechert LLP (as to tax matters), is filed herewith.

(13) (a)

Administration Agreement between Morgan Stanley Services Company Inc. and the Registrant, dated July 31, 2011, is incorporated herein by reference to Exhibit (h)(3) of Post-Effective Amendment No. 25 to the Registration Statement on Form N-1A of Morgan Stanley Limited Duration U.S. Government Trust, filed on September 28, 2011.

(b)

Transfer Agency and Service Agreement, dated June 1, 2010, between the Registrant and Morgan Stanley Services Company Inc., is incorporated herein by reference to Exhibit (h)(1) of Post-Effective Amendment No. 24 to the Registration Statement on Form N-1A of Morgan Stanley Limited Duration U.S. Government Trust, filed on September 30, 2010.

(c)

Amendment, effective June 1, 2010, to the Transfer Agency and Service Agreement is incorporated herein by reference to Exhibit (h)(2) of Post-Effective Amendment No. 24 to the Registration Statement on Form N-1A of Morgan Stanley Limited Duration U.S. Government Trust, filed on September 30, 2010.

(14)

Consent of Ernst & Young LLP (with respect to Form N-14), is incorporated herein by reference to Exhibit 14 to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 filed on July 23, 2012.

(15)	Not applicable.

(16)	Powers of Attorney of Trustees, dated May 1, 2012, are incorporated by reference to Exhibit (16) to the Registration Statement on Form N-14 filed on May 24, 2012.

ITEM 17. UNDERTAKINGS

(1) The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement on Form N-14 by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to this registration statement on Form N-14 and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

As required by the Securities Act of 1933, this registration statement has been signed on behalf of the registrant, in the City of New York and State of New York on this 30th day of November, 2012.

MORGAN STANLEY FOCUS GROWTH FUND

By:	/s/ Arthur Lev
Arthur Lev
President and Principal Executive Officer

As required by the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date
(1) Principal Executive Officer		President and Principal Executive Officer

By:	/s/ Arthur Lev		November 30, 2012
Arthur Lev

(2) Principal Financial Officer		Principal Financial Officer

By:	/s/ Francis J. Smith		November 30, 2012
Francis J. Smith

(3) Majority of the Directors

INDEPENDENT TRUSTEES
Frank L. Bowman		Michael F. Klein
Michael Bozic		Michael E. Nugent
Kathleen A. Dennis		W. Allen Reed
Dr. Manuel H. Johnson		Fergus Reid
Joseph J. Kearns

By:	/s/ Carl Frischling		November 30, 2012
Carl Frischling
Attorney-in-Fact for the Independent Trustees

INTERESTED TRUSTEE
James F. Higgins

By:	/s/ Stefanie V. Chang Yu		November 30, 2012
Stefanie V. Chang Yu
Attorney-in-Fact for the Interested Trustee

EXHIBIT INDEX

(4)	Agreement and Plan of Reorganization.

(12)	Opinion of Dechert LLP (as to tax matters).